Exhibit 23.1

The accompanying consolidated financial statements give effect to the 1-for-2 reverse split of the common stock and preferred stock of GrubHub Inc. (F/K/A GrubHub Seamless Inc.), which will take place prior to the consummation of the offering. The following consent is in the form which will be furnished by Crowe Horwath LLP, an independent registered public accounting firm, upon completion of the 1-for-2 reverse split of the common stock and preferred stock of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) described in the last paragraph of Note 13 to the consolidated financial statements, and assuming that from February 10, 2014 to the date of such completion, no other material events have occurred that would affect the accompanying consolidated financial statements or disclosures therein, except as described in Note 13.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

March 14, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) on Form S-1 (File No. 333-194219) of our report dated February 10, 2014 (except for the effect of the 1 -for- 2 reverse common and preferred stock split discussed in Note 13, as to which the date is March     , 2014) on the consolidated financial statements of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) and to the reference to us under the heading “Experts” in the prospectus.

Oak Brook, Illinois

March     , 2014